N E W S

                                                                                    April 15, 2002

                                                                                    Beth Copeland - Media
                                                                                    (317) 269-1395
                                                                                    William J. Brunner - Shareholders & Analysts
                                                                                    (317) 269-1614

                                                                                    FOR IMMEDIATE RELEASE

First Indiana Announces Earnings of $6.4 Million
Business Loans Outstanding Up 47 Percent
Core Deposits Up 20 Percent

          (INDIANAPOLIS) – First Indiana Corporation today announced earnings of $6.4 million, or $.41 per diluted share, for the quarter ended March 31, 2002. Earnings for the first quarter of the previous year were $6.7 million, or $.42 per diluted share.

          “Our performance reflects an uncertain economy and a difficult interest-rate environment,” said Marni McKinney, Vice Chairman and Chief Executive Officer. “We are encouraged, however, that return on average assets and return on average equity have remained solid and that the continued restructuring of our balance sheet positions us for improved earnings once interest rates return to more typical levels.”

          On an annualized basis, ROA was 1.28 percent and ROE was 12.24 percent for the first quarter of 2002. At the same time, the Corporation’s net worth remains very strong. The ratio of shareholders’ equity to assets increased from 9.75 percent at March 31, 2001 to 10.21 percent at December 31, 2001 and to 10.38 percent at March 31, 2002.

First Indiana Announces First Quarter Results
April 15, 2002

          Rapidly declining interest rates in 2001, coupled with the Corporation’s shift from residential to commercial loans, led to a reduced margin in 2001, which began to rebound in the first quarter of 2002. Net interest margin for the first quarter of 2002 was 3.58 percent, compared with 3.46 percent for the fourth quarter of 2001 and 3.82 percent for the first quarter of 2001.

          The provision for loan losses was $2.6 million for the first quarter 2002, compared to $2.4 million for the first quarter 2001, reflecting the continuing change in the Corporation’s loan portfolio. Net charge-offs for the first quarter 2002 were $1.6 million, or .36 percent of average loans on an annualized basis, down considerably from the fourth quarter 2001 net charge-offs of $7.2 million. Net charge-offs for the first quarter of 2001 were $1.3 million. The higher level of commercial charge-offs in the fourth quarter of 2001 was discussed in the Corporation’s year-end communications. Included in first quarter 2002 charge-offs were $1.3 million in consumer loan net charge-offs, indicating a return to a more normal level, compared with $2.1 million in the fourth quarter of 2001.

          Non-performing assets decreased to $45.7 million at March 31, 2002, compared to $46.8 million at December 31, 2001.

          The continued effects of the loan portfolio restructuring are evident from growth in the targeted portfolio of business loans. Business loans at March 31, 2002, were $445 million, compared to $302 million a year earlier, an increase of 47 percent. Residential mortgages and consumer loans decreased as a consequence of prepayments due to the lower interest-rate environment.

First Indiana Announces First Quarter Results
April 15, 2002

          First Indiana’s core demand and savings deposits increased 20 percent to $770 million from $643 million at March 31, 2001. Demand deposits grew 34 percent to $326 million at March 31, 2002, and savings deposits increased 11 percent to $443 million. These increases resulted from the continued long-term strategy of building relationships with business and personal clients, which has led to an increase in the number of more profitable demand and savings accounts. In particular, total business deposits at March 31, 2002 grew 39 percent over March 31, 2001 levels. Additionally, the current interest-rate environment has encouraged consumers to remain liquid.

          Non-interest income for the first quarter 2002 was $12.5 million, compared with $10.8 million for the same period last year, an increase of 15 percent. Several factors contributed to this increase. Loan and deposit charges were $3.5 million in the first quarter, compared to $2.0 million for the same quarter of the previous year, due to increased relationships and new product offerings. Fees from FirstTrust Indiana and First Indiana Investor Services increased 35 percent and 81 percent, respectively. Also contributing to non-interest income is Somerset Financial Services’ historically strong first quarter due to fees generated from year-end audit and tax return preparation services.

          Non-interest expense was $17.1 million for the first quarter of 2002, compared to $16.7 million for the same period in 2001, showing a modest increase of 2.4 percent.

First Indiana Announces First Quarter Results
April 15, 2002

          First Indiana announced a five-for-four stock split on January 16, 2002. The Corporation’s cash dividend of $.16 per share was paid March 15, 2002 on shares outstanding after the split, resulting in a 25 percent increase in cash paid to shareholders, compared to the quarterly dividend paid in 2001.

          First Indiana Corporation is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest bank headquartered in Indianapolis, and Somerset Financial Services, an accounting and consulting firm. Founded in 1915, First Indiana Bank is a national bank with $2.0 billion in assets and 26 offices in Central Indiana, plus construction and consumer loan offices in Indiana, Arizona, Florida, Illinois, North Carolina, Oregon, and Ohio. First Indiana also originates consumer loans in 46 states through a national independent agent network. Through Somerset Financial Services and FirstTrust Indiana, a division of First Indiana Bank, First Indiana offers a full array of tax planning, accounting, consulting, retirement and estate planning, and investment advisory and trust services. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

          Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. First Indiana intends such forward-looking statements to be covered by the Private Securities Litigation Reform Act of 1995

First Indiana Announces First Quarter Results
April 15, 2002

and is including this statement for purposes of invoking these safe-harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and involves a number of risks and uncertainties. In particular, among the factors that could cause actual results to differ materially are general economic conditions, unforeseen international political events, changes in interest rates (including reductions or increases in lending rates established by the Board of Governors of the Federal Reserve System), changes in consumers’ investment decisions due to shifts in interest rates, loss of deposits and loans to other savings and financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, or unanticipated results in pending legal proceedings or regulatory filings. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.

First Indiana Announces First Quarter Results
April 15, 2002

Financial Highlights
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                          For the Three Months Ended
                                                                  March 31
                                                 --------------------------------------
                                                       2002                 2001
                                                 -----------------    -----------------
Net Interest Income                                      $ 17,194             $ 19,126
Provision for Loan Losses                                   2,610                2,439
Non-Interest Income                                        12,494               10,824
Non-Interest Expense                                       17,090               16,697
Net Earnings                                                6,383                6,690

Basic Earnings Per Share                                   $ 0.41               $ 0.43
Diluted Earnings Per Share                                   0.41                 0.42
Dividends Per Share                                         0.160                0.128

Net Interest Margin                                          3.58%               3.82%
Efficiency Ratio                                            57.57                55.75
Annualized Return on Average Equity                         12.24                13.40
Annualized Return on Average Assets                          1.28                 1.30

Average Shares Outstanding                             15,473,859           15,602,668
Average Diluted Shares Outstanding                     15,725,480           16,046,246

                                                                At March 31
                                                 --------------------------------------
                                                       2002                 2001
                                                 -----------------    -----------------
Assets                                                $ 2,044,567          $ 2,110,945
Loans                                                   1,753,265            1,814,495
Deposits                                                1,408,426            1,442,309
Shareholders' Equity                                      212,306              205,717
Shareholders' Equity/Assets                                 10.38%               9.75%
Shareholders' Equity Per Share                            $ 13.70              $ 13.15
Market Closing Price                                        19.45                21.00

Shares Outstanding                                     15,498,924           15,642,946

All share and per share data has been restated to reflect the five-for-four stock split declared on January 16, 2002.

First Indiana Announces First Quarter Results
April 15, 2002

Condensed Consolidated Balance Sheets
First Indiana Corporation and Subsidiaries
(Dollars in Thousands)
(Unaudited)

                                                               March 31       December 31         March 31
                                                                 2002            2001               2001
                                                          -------------------------------------------------
Assets
  Cash                                                           $ 61,215        $ 62,147         $ 34,825
  Federal Funds Sold                                                    -               -           21,000
                                                          -------------------------------------------------
    Total Cash and Cash Equivalents                                61,215          62,147           55,825
  Securities Available for Sale                                   147,111         147,863          158,768
  FHLB and FRB Stock                                               22,491          22,491           21,591
  Loans
    Business                                                      445,022         443,461          302,481
    Consumer                                                      669,820         675,111          748,509
    Residential Mortgage                                          285,448         292,503          441,422
    Single-Family Construction                                    227,268         224,926          216,186
    Commercial Real Estate                                        125,707         120,485          105,896
                                                          -------------------------------------------------
  Total Loans                                                   1,753,265       1,756,486        1,814,494
    Allowance for Loan Losses                                     (38,193)        (37,135)         (34,747)
                                                          -------------------------------------------------
  Net Loans                                                     1,715,072       1,719,351        1,779,747
  Premises and Equipment                                           20,303          20,587           20,055
  Accrued Interest Receivable                                      13,584          15,246           16,848
  Goodwill                                                         13,045          13,045           13,602
  Other Assets                                                     51,746          45,927           44,509
                                                          -------------------------------------------------
Total Assets                                                   $2,044,567      $2,046,657       $2,110,945
                                                          =================================================

Liabilities and Shareholders' Equity
  Liabilities
    Non-Interest-Bearing Deposits                               $ 166,144       $ 165,023        $ 133,009
    Interest-Bearing Deposits
        Demand Deposits                                           160,322         140,175          110,664
        Savings Deposits                                          443,096         447,832          399,485
        Certificates of Deposit                                   638,864         626,448          799,151
                                                          -------------------------------------------------
      Total Interest-Bearing Deposits                           1,242,282       1,214,455        1,309,300
                                                          -------------------------------------------------
    Total Deposits                                              1,408,426       1,379,478        1,442,309
    Short-Term Borrowings                                          99,083         121,082          110,001
    Federal Home Loan Bank Advances                               281,609         296,647          306,719
    Accrued Interest Payable                                        3,140           3,804            6,289
    Advances by Borrowers for Taxes and Insurance                  12,493          12,251           13,756
    Other Liabilities                                              27,510          24,364           26,154
                                                          -------------------------------------------------
  Total Liabilities                                             1,832,261       1,837,626        1,905,228
                                                          -------------------------------------------------
  Shareholders' Equity
    Preferred Stock                                                     -               -                -
    Common Stock                                                      172             171              170
    Capital Surplus                                                42,400          41,837           40,622
    Retained Earnings                                             187,177         183,196          175,712
    Accumulated Other Comprehensive Income                          2,790           4,084            3,459
    Treasury Stock at Cost                                        (20,233)        (20,257)         (14,246)
                                                          -------------------------------------------------
  Total Shareholders' Equity                                      212,306         209,031          205,717
                                                          -------------------------------------------------
Total Liabilities and Shareholders' Equity                     $2,044,567      $2,046,657       $2,110,945
                                                          =================================================

All share and per share data has been restated to reflect the five-for-four stock split declared on January 16, 2002.

First Indiana Announces First Quarter Results
April 15, 2002

Condensed Consolidated Statements of Earnings
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                Three Months Ended March 31
                                               -------------------------------
                                                    2002            2001
                                               -------------------------------
Interest Income
  Loans                                               $ 29,028       $ 39,401
  Securities Available for Sale                          2,242          2,594
  Dividends on FRB and FHLB Stock                          333            426
  Federal Funds Sold                                        12            182
                                               -------------------------------
    Total Interest Income                               31,615         42,603
                                               -------------------------------
Interest Expense
  Deposits                                              10,200         17,138
  Short-Term Borrowings                                    395          1,426
  Federal Home Loan Bank Advances                        3,826          4,913
                                               -------------------------------
    Total Interest Expense                              14,421         23,477
                                               -------------------------------
Net Interest Income                                     17,194         19,126
  Provision for Loan Losses                              2,610          2,439
                                               -------------------------------
Net Interest Income after Provision for
   Loan Losses                                          14,584         16,687
                                               -------------------------------
Non-Interest Income
  Loan and Deposit Charges                               3,510          1,993
  Loan Servicing Income                                    231            328
  Loan Fees                                                605            983
  Trust Fees                                               673            500
  Other Financial Services Fees                          4,283          4,069
  Investment Product Sales Commissions                     608            335
  Sale of Loans                                          1,881          2,148
  Other                                                    703            468
                                               -------------------------------
    Total Non-Interest Income                           12,494         10,824
Non-Interest Expense
  Salaries and Benefits                                 10,037          9,526
  Net Occupancy                                            980            913
  Equipment                                              1,589          1,675
  Professional Services                                  1,071            928
  Marketing                                                659            691
  Telephone, Supplies, and Postage                         779            882
  Goodwill Amortization                                      -            226
  Other                                                  1,975          1,856
                                               -------------------------------
    Total Non-Interest Expense                          17,090         16,697
                                               -------------------------------
Earnings before Income Taxes                             9,988         10,814
Income Taxes                                             3,605          4,124
                                               -------------------------------
Net Earnings                                           $ 6,383        $ 6,690
                                               ===============================

Basic Earnings Per Share                                $ 0.41         $ 0.43
                                               ===============================

Diluted Earnings Per Share                              $ 0.41         $ 0.42
                                               ===============================

Dividends Per Common Share                             $ 0.160        $ 0.128
                                               ===============================

All share and per share data has been restated to reflect the five-for-four stock split declared on January 16, 2002.

First Indiana Announces First Quarter Results
April 15, 2002

Net Interest Margin
First Indiana Corporation and Subsidiaries
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

                                                     Three Months Ended
                                       ------------------------------------------------
                                         March 31, 2002           March 31, 2001
                                       -----------------------  -----------------------
                                            Average  Yield /         Average   Yield /
                                            Balance   Rate           Balance    Rate
                                       ------------------------------------------------
Assets
    Federal Funds Sold                      $ 3,011   1.61%        $ 13,116   5.64%
    Securities Available for Sale           148,923   6.02           159,233   6.52
    FHLB and FRB Stock                       22,491   5.92            21,591   7.89
    Loans
        Business                            437,580   5.80           278,772   9.31
        Consumer                            674,763   7.79           744,334   9.42
        Residential Mortgage                278,833   6.68           457,052   7.26
        Single-Family Construction          224,243   5.32           211,338   9.28
        Commercial Real Estate              122,998   6.65           103,841   9.06
                                       -------------            -------------
    Total Loans                           1,738,417   6.71         1,795,337   8.82
                                       -------------            -------------
  Total Earning Assets                    1,912,842   6.64         1,989,277   8.60
  Other Assets                              106,614                   91,892
                                       -------------            -------------
Total Assets                             $2,019,456               $2,081,169
                                       =============            =============

Liabilities and Shareholders' Equity
    Interest-Bearing Deposits
      Demand Deposits                     $ 145,440   0.80%       $ 117,189   1.52%
      Savings Deposits                      447,134   1.42           385,725   4.53
      Certificates of Deposit               627,351   5.39           788,269   6.37
                                       -------------            -------------
    Total Interest-Bearing Deposits       1,219,925   3.39         1,291,183   5.38
    Short-Term Borrowings                    95,476   1.68           106,805   5.41
    Federal Home Loan Bank Advances         299,837   5.17           324,725   6.14
                                       -------------            -------------
  Total Interest-Bearing Liabilities      1,615,238   3.62         1,722,713   5.53
  Non-Interest-Bearing Demand Deposits      146,578                  113,479
  Other Liabilities                          46,182                   42,572
  Shareholders' Equity                      211,458                  202,405
                                       -------------            -------------
Total Liabilities and Shareholders'
  Equity                                 $2,019,456               $2,081,169
                                       =============            =============
Net Interest Spread                                   3.02%                   3.07%
                                                     =========                =========
Net Interest Margin                                   3.58%                   3.82%
                                                     =========                =========

First Indiana Announces First Quarter Results
April 15, 2002

Loan Charge-Offs and Recoveries
First Indiana Corporation and Subsidiaries
(Unaudited)

(Dollars in Thousands)                                                                Three Months Ended
                                                                          March 31, 2002          March 31, 2001
                                                                        ----------------------- -----------------------
Balance of Allowance for Loan Losses at Beginning of Period                       $ 37,135                $ 33,578
  Charge-Offs
    Business                                                                           308                      23
    Consumer                                                                         1,383                   1,253
    Residential Mortgage                                                                 -                      48
    Single-Family Construction                                                           -                      45
    Commercial Real Estate                                                              10                      68
                                                                        -------------------     -------------------
  Total Charge-Offs                                                                  1,701                   1,437
  Recoveries
    Business                                                                             1                      10
    Consumer                                                                           113                     148
    Single-Family Construction                                                          34                       9
    Commercial Real Estate                                                               1                       -
                                                                        -------------------     -------------------
  Total Recoveries                                                                     149                     167
                                                                        -------------------     -------------------
  Net Charge-Offs                                                                    1,552                   1,270
  Provision for Loan Losses                                                          2,610                   2,439
                                                                        -------------------     -------------------
Balance of Allowance for Loan Losses at End of Period                               38,193                  34,747
                                                                        ===================     ===================

Net Charge-Offs to Average Loans (Annualized)                                         0.36%                  0.28%
Allowance for Loan Losses to Loans at End of Period                                   2.18                    1.91
Allowance for Loan Losses to Non-Performing Loans                                   102.28                  104.04

First Indiana Announces First Quarter Results
April 15, 2002

Non-Performing Assets
First Indiana Corporation and Subsidiaries
(Unaudited)

(Dollars in Thousands)                                                       March 31, 2002          December 31, 2001          March 31, 2001
                                                                        ------------------------- ------------------------ ------------------------

Non-Performing Loans
  Non-Accrual Loans
    Business                                                                         $ 6,486                   $ 5,880                  $ 2,512
    Consumer                                                                          12,501                    13,532                    8,347
    Residential Mortgage                                                               6,225                     6,447                    5,584
    Single-Family Construction                                                         8,347                     8,165                    4,439
    Commercial Real Estate                                                             1,117                     2,475                    2,860
                                                                        ---------------------     ---------------------    ---------------------
  Total Non-Accrual Loans                                                             34,676                    36,499                   23,742
                                                                        ---------------------     ---------------------    ---------------------
  Accruing Loans
    Business - Current as to Interest and Principal                                        -                         -                    5,705
    Business - Past Due 90 Days or More                                                    -                       307                        -
    Consumer - Past Due 90 Days or More                                                2,666                     3,005                    3,952
                                                                        ---------------------     ---------------------    ---------------------
  Total Accruing Loans                                                                 2,666                     3,312                    9,657
                                                                        ---------------------     ---------------------    ---------------------
Total Non-Performing Loans                                                            37,342                    39,811                   33,399
  Other Real Estate Owned, Net                                                         8,378                     6,992                    3,225
                                                                        ---------------------     ---------------------    ---------------------
Total Non-Performing Assets                                                         $ 45,720                  $ 46,803                 $ 36,624
                                                                        =====================     =====================    =====================

Non-Performing Loans to Loans at End of Period                                          2.13%                    2.27%                   1.84%
Non-Performing Assets to Loans and OREO at End of Period                                2.60                      2.65                     2.01